Exhibit 10.2

FIRST AMENDMENT

TO THE

FORTUNE BRANDS, INC. 2007

LONG-TERM INCENTIVE PLAN

WHEREAS, Fortune Brands, Inc. (“Fortune”) maintains the Fortune Brands, Inc. 2007 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, Fortune considers it necessary and desirable to amend the Plan to comply with the requirements under Section 409A of the Internal Revenue Code of 1986, as amended, and make such other clarifications in the Plan as are considered desirable.

NOW, THEREFORE, by virtue and in exercise of the power reserved to the Board of Directors of Fortune by Section 13 of the Plan, the Plan be and is hereby amended, effective as of January 1, 2008, in the following particulars:

1. By adding the following sentence at the end of Section 12(c) of the Plan:

“For avoidance of doubt, Section 12(b)(i) of the Plan – and not this Section 12(c) – shall govern the vesting of Options and Rights in the event of a Change in Control.”

2. By adding the following new Section 18 immediately following Section 17 of the Plan:

“18. Deferrals and Section 409A

(a) Purpose. To the extent an Award provided under the Plan would constitute a deferred compensation arrangement under Section 409A, this Section 18 shall apply.

(b) Timing of Deferral Elections. An Award that is subject to Section 409A must designate the time and form of payment pursuant to such rules and procedures as the Committee may establish. If the Committee, in its discretion, allows the Participant to designate either the time or form of payment, such designation shall be made no later than such the dates provided below:

(i) A Participant may make a designation with respect to an Award (or compensation giving rise thereto) at any time in any calendar year preceding the year in which services giving rise to such compensation or Award are rendered.

(ii) In the case of the first year in which a Participant becomes eligible to receive an Award under the Plan, the Participant may make a designation within 30 days after the date the Participant becomes eligible to participate in the Plan; provided, that such election may apply only with respect to the portion of the Award or compensation attributable to services to be performed subsequent to the election.

(iii) Where the grant of an Award or payment of compensation, or the applicable vesting, is conditioned upon the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months in which the Participant performs services, a Participant may make a designation no later than six months prior to the end of the applicable performance period.

(iv) Where the vesting of an Award is contingent upon the Participant’s continued services for a period of no less than 13 months, the Participant may make a designation within 30 days of receiving an Award.

(v) A Participant may make a designation in other circumstances and at such times as may be permitted under Section 409A.

In the event the Committee does not permit the Participant to designate either the time or form of distribution and such deferred compensation arrangement is considered a “service recipient election” under Treas. Reg. § 1.409A-2(a)(2), the Committee shall designate the time and form payment no later than the date on which the Participant has a legally binding right to the Award or, if later, the date on which the Participant could have made a designation pursuant to clauses (i) through (v) above.

(c) Distribution Dates. Any amounts subject to a deferred compensation arrangement created under the Plan shall be distributed at such times as provided in the Award, which may be upon the earliest or latest of one or more of the following:

(i) a fixed date as set forth in the Award or pursuant to a Participant’s designation;

(ii) the Participant’s death;

(iii) the Participant’s disability, as defined in Section 409A;

(iv) a change in control event, as defined in Section 409A;

(v) an unforeseeable emergency, as defined in Section 409A and implemented by the Committee;

(vi) a Participant’s separation of Service, as defined in Section 409A; or

(vii) such other events as permitted under Section 409A and the regulations and guidance thereunder.

(d) Restrictions on Distributions. No distribution of a deferral may be made pursuant to the Plan if the Committee reasonably determines that such distribution would (i) violate federal securities laws or other applicable law; (ii) be nondeductible pursuant to Code Section 162(m); or (iii) jeopardize the ability of Fortune or a Subsidiary to continue as a going concern. In any such case, distribution shall be made during the Company’s and/or Subsidiary’s taxable year in which the Committee reasonably anticipates such distribution would not trigger clause (i), (ii) or (iii) above.

(e) Termination of Deferred Compensation Arrangements. The Committee may in its discretion terminate the deferred compensation arrangements created under the Plan subject to the following:

(i) the arrangement may be terminated within the 30 days preceding, or 12 months following, a change in control event pursuant to such conditions as are provided under Section 409A, provided that all payments under such arrangement are distributed in full within 12 months after termination;

(ii) the arrangement may be terminated in the Committee’s discretion at any time provided that (A) all deferred compensation arrangements of similar type maintained by the Company are terminated, (B) all payments are made at least 12 months and no more than 24 months after the termination, and (C) Fortune does not adopt a new arrangement of similar type for a period of five years following the termination of the arrangement;

(iii) the arrangement may be terminated within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A) provided that the payments under the arrangement are distributed by the latest of the (A) the end of the calendar year of the termination, (B) the calendar year in which such payments are fully vested, or (C) the first calendar year in which such payment is administratively practicable.”

IN WITNESS WHEREOF, the foregoing amendment was duly adopted by the Board of Directors this 30th day of September, 2008.